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                              [LETTERHEAD OF CTI]



FOR IMMEDIATE RELEASE                                      FOR MORE INFORMATION:
                                                           James A. Bianco, M.D.
                                                         Cell Therapeutics, Inc.
                                                   (206)282-7100 or 800-664-CTIC
                                                           invest@ctiseattle.com
                                                             www.cticseattle.com
                                                               or Susan Callahan
                                                                       KNCB/Dave
                                                                    206-794-4706
                                                              scallahan@kncb.com



                  cti Raises $40 Million in Private Placement

          Financing Provides Fuel for Projected New Product Launch and
                       Advancement of Oncology Portfolio
_______________________________________________________________________________

February 17, 2000 SEATTLE--Cell Therapeutics, Inc. (cti) (NASDAQ: CTIC) announced completion of an offering of 3.33 million shares of common stock at a price of $12 per share raising gross proceeds of $40 million. Investors in the offering included: Proquest Investments LP, Vulcan Ventures Northwest, Icahn Associates, PIMCO Equity Advisors and Essex Woodlands Healthcare Ventures.

The common stock has not been registered under the 1933 Securities Act and may not be offered or sold in the United States absent an effective registration statement. Paramount Capital, Inc. acted as financial advisor.

"This infusion of capital should enable the Company to file the NDA for arsenic trioxide (ATO) and to meet our launch objectives for this product while advancing the development of our other oncology products, PG-TXL and Apra," said James A. Bianco, MD, president & CEO of cti..

cti is committed to discovering, developing and bringing to market innovative treatments for cancer.

This announcement includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially adversely affect actual future results. Specifically, the risks and uncertainties that could affect the development of cti's products under development include risks associated with preclinical and clinical developments in the biotechnology industry in general and of cti's products under development in particular (including, without limitation, the potential failure of ATO, Apra (CT-2584) and PG-TXL, and related compounds to prove safe and effective for treatment of disease), determinations by regulatory, patent and administrative governmental authorities, competitive factors, technological developments, costs of developing, producing and selling cti's products under development, and the risk factors listed or described from time to time in the Company's filings with the Securities and Exchange Commission including, without limitation, the Company's most recent filings on Forms 10-K, 8-K and 10-Q.
                                      ###